Exhibit 99.1

Quotient Limited Announces New $95 Million Financing Led by Highbridge

•	Transaction proceeds will be used to fund the further development of the MosaiQ platform beyond the Donor Lab and the commercial launch of MosaiQ

JERSEY, Channel Islands, May 24, 2021 (GLOBE NEWSWIRE) — Quotient Limited (“Quotient”) (NASDAQ: QTNT), a commercial-stage diagnostics company, today announced that it has agreed to sell $95.0 million aggregate principal amount of its new 4.75% Convertible Senior Notes due 2026 (the “Notes”) in a private offering to institutional investors, including funds managed by Highbridge Capital Management, LLC (“Highbridge”). Quotient intends to use the net proceeds from the offering for the continued development of the multimodal, multiplexing MosaiQ platform, to prepare for its commercial launch and for other general corporate purposes. The Convertible Notes contain covenants limiting incurrences of new indebtedness and the granting of liens, subject to exceptions, including exceptions that would allow the company to refinance its existing senior secured notes. Closing of the initial offering is subject to customary closing conditions. Quotient may issue up to an additional $15.0 million aggregate principal amount of the Notes in one or more subsequent offerings.

On a pro forma basis, after giving effect to the initial sale of the Notes and the payment of related expenses, the company’s cash and cash equivalents on May 26, 2021 would be approximately $166 million.

The Notes will bear interest at an annual rate of 4.75%, payable semi-annually, and will mature in May 2026. Holders of the Notes may convert their Notes to ordinary shares of Quotient at the holder’s option at any time prior to the close of business on the second business day immediately preceding the maturity date at an initial conversion price of $5.67, which represents a 27.5% premium to the price of Quotient’s ordinary shares at the close of trading on May 21, 2021. In connection with the transaction, the investors have agreed to not sell short any shares of Quotient’s common stock for a period of 90 days after their issuance.

Quotient will have the right to redeem all or a portion of the Notes on or after May 2024 at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, if the last reported sale price of Quotient’s ordinary shares has been at least 130% of the conversion price then in effect over a specified 20 trading day period and certain other conditions are satisfied. If Quotient elects to redeem the Notes or certain other corporate events occur prior to the maturity date, Quotient will, in certain circumstances, increase the conversion rate for holders who elect to convert their Notes in connection with such event. Holders of the Notes may require Quotient to repurchase for cash all or part of their Notes upon certain fundamental changes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest. Quotient has agreed to file a registration statement covering resales of shares issuable on conversion of the Notes.

The Notes were sold in a private placement to qualified institutional buyers in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The securities have not been and will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding the intended use of proceeds from the offering of the Notes or our ability to complete the offering. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks and uncertainties associated with Quotient’s ability to satisfy certain closing conditions and the application of the proceeds from the issuance of the Notes; as well as the other risks set forth in Quotient’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

Contact: Peter Buhler, Chief Financial Officer, IR@quotientbd.com; +41 22 545 52 26